                                                                 EXHIBIT 2.1



                               STOCK PURCHASE AGREEMENT


                                       BETWEEN


                              FIRST SEISMIC CORPORATION

                                         AND

                                  BEALL LIVING TRUST


                                  ------------------


                                    MARCH 30, 1999

                                  TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                             ARTICLE I--DEFINITIONS

                      ARTICLE II--PURCHASE AND SALE; CLOSING
2.01   TRANSFER OF STOCK...............................................     1
2.02   PURCHASE PRICE..................................................     1
2.04   CLOSING.........................................................     2
2.05   DELIVERIES AT CLOSING...........................................     2
2.06   CONDITIONS TO CLOSING...........................................     2

       ARTICLE III---REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
3.01   GOOD TITLE......................................................     2
3.02   AUTHORIZATION AND VALIDITY OF AGREEMENT.........................     2
3.03   ORGANIZATION....................................................     3
3.04   QUALIFICATION...................................................     3
3.05   CONSENTS; ABSENCE OF CONFLICTS..................................     3
3.06   CAPITALIZATION OF THE COMPANY; TRANSFER OF SHARES...............     3
3.07   EQUITY INVESTMENTS AND AFFILIATES...............................     4
3.08   ABSENCE OF CHANGES..............................................     4
3.09   ASSETS..........................................................     5
3.10   PERMITS.........................................................     5
3.11   CONTRACTS.......................................................     5
3.12   BROKERS' FEES...................................................     5
3.13   FINANCIAL STATEMENTS............................................     6
3.14   LEGAL COMPLIANCE................................................     6
3.15   TAXES...........................................................     6
3.16   EMPLOYEES; EMPLOYEE RELATIONS...................................     7
3.17   EMPLOYEE BENEFIT MATTERS........................................     7
3.18   BOOKS AND RECORDS...............................................     7
3.19   CERTAIN PAYMENTS................................................     7

            ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF BUYER
4.01   ORGANIZATION....................................................     8
4.02   QUALIFICATION...................................................     8
4.03   AUTHORITY AND VALIDITY OF AGREEMENT.............................     8

                     ARTICLE V--ADDITIONAL AGREEMENTS
5.01   SHAREHOLDER APPROVAL............................................     8


                                     -ii-

                        ARTICLE VI--INDEMNIFICATION
6.01   BY SHAREHOLDER..................................................     9
6.02   BY BUYER........................................................     9
6.03   DEFENSE OF THIRD PARTY CLAIMS...................................     9

                      ARTICLE VII--MISCELLANEOUS
7.01   AMENDMENT.......................................................    10
7.02   ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES.....................    10
7.03   ASSIGNMENT......................................................    10
7.04   NOTICES.........................................................    11
7.05   EXPENSES........................................................    11
7.06   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNITIES.........    11
7.07   GOVERNING LAW...................................................    11
7.08   SEVERABILITY....................................................    11
7.09   COUNTERPARTS....................................................    12
7.10   HEADINGS........................................................    12
7.11   FORUM...........................................................    12
7.12   FURTHER ASSURANCES..............................................    12

EXHIBITS:

Exhibit A -- Defined Terms

                               STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") is made and entered into as of this 30th day of March, 1999 by and between First Seismic Corporation, a Delaware corporation ("Buyer"), and The Beall Living Trust, the sole shareholder (the "Shareholder") of Fortesa Corporation, a Texas corporation (the "Company").

     WHEREAS, the Shareholder is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of the Company; and

     WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Shareholder desires to sell all of the issued and outstanding shares (the "Shares") of Common Stock, par value $1.00 per share, of the Company owned by the Shareholder, and Buyer desires to acquire all of the issued and outstanding Shares;

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                      ARTICLE I

                                     DEFINITIONS

     Capitalized terms used in this Agreement but not defined in the body hereof shall have the meanings ascribed to them in Exhibit A.


                                      ARTICLE II

                              PURCHASE AND SALE; CLOSING

     2.01 TRANSFER OF STOCK. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from the Shareholder 1,000 issued and outstanding Shares for the consideration set forth in Section 2.02 (the "Purchase Price"), and the Shareholder agrees to sell to Buyer 1,000 Shares in exchange for the Purchase Price.

     2.02 PURCHASE PRICE. At the Closing, as defined herein, Buyer shall issue to the Shareholder 50,000 shares of the Buyer's Series A convertible preferred stock (the "Preferred Shares") and 8,055 shares of the Buyer's Common Stock ("First Seismic Common").


                            Exhibit A -- Page 4

     2.03 ASSET VALUATION. Prior to each of March 31, 2001, March 31, 2002, and March 31, 2003 (each a "Valuation Date" and collectively the "Valuation Dates") Buyer shall cause to be performed a PV10 valuation of the Company's Assets in compliance with the Securities Exchange Act of 1934, as amended, to determine the value of the Assets as of the December 31 preceding such Valuation Date (the "Asset Value"); PROVIDED that the Asset Value shall be net of all direct costs paid by Buyer for development or improvement of the Assets. Upon receipt of the results of such valuation, the Buyer shall calculate the increase in value of the Assets (the "Attributable Value") from the closing of this Agreement by subtracting $[175,000] from the Asset Value.

     2.04 CLOSING. The closing (the "Closing") shall take place at the offices of First Seismic Corporation, 2470 Gray Falls, Suite 190, Houston, Texas, at 10:00 a.m., Houston time, on March 31, 1999, or at such other date, place and time as the parties hereto may agree in writing (the "Closing Date").

     2.05 DELIVERIES AT CLOSING. At the Closing (a) the Shareholder will deliver to Buyer a certificate, registered in the name of the Buyer, representing the number of Shares specified in Section 2.01 of this Agreement; (b) Buyer will deliver to the Shareholder certificates, registered in the name of the Shareholder, representing the number of Preferred Shares specified in Section 2.02 of this Agreement and the number of shares of First Stock specified in Section 2.01 of this Agreement; and (c) the parties shall take all other actions and execute such other documents, certificates, and instruments reasonably required by the other party in order to consummate the transaction contemplated hereunder.

     2.06 CONDITIONS TO CLOSING. The obligations of the parties to this Agreement are subject to each of the following conditions:

           (a) The Note Purchase Agreement entered into between First Seismic Corporation ("First") and its 6% note holders and the Warrant Agreement entered into between First and certain of its $0.50 warrant holders shall have closed simultaneously with this Agreement.

           (b) The representations and warranties contained in Article III and Article IV shall be true and correct when made and shall be true and correct as of the Closing Date as if made on the Closing Date.


                            Exhibit A -- Page 5

                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES
                                 OF THE SHAREHOLDERS

     The Shareholder represents and warrants to Buyer that:

     3.01 GOOD TITLE. The Shareholder is the sole record and beneficial owner of, and has good and valid title to, the number of shares of the Company set forth in Section 2.01 of this Agreement, free and clear of all Liens. Upon Closing of the transaction contemplated hereunder, Buyer shall be the owner of, and have good and valid title to, all of the issued and outstanding Shares of the Company, free and clear of all Liens.

     3.02 AUTHORIZATION AND VALIDITY OF AGREEMENT. The Shareholder has the full power, legal right, capacity and authority to enter into, execute and deliver this Agreement and any other Transaction Documents to which it is a party and to carry out and perform its obligations hereunder and thereunder. This Agreement and any other Transaction Documents to which it is a party constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to or affecting creditors' rights generally, or subject to the limitations imposed by general rules of equity (regardless of whether such enforceability is considered at law or in equity) (collectively "Creditors' Rights").

     3.03 ORGANIZATION. The Company is a duly organized corporation under the laws of its jurisdiction of incorporation and is validly existing and in good standing under the laws of such jurisdiction. The Company has furnished complete and correct copies of its charter and bylaws or the equivalent organizational documents in each case as amended or restated to the date hereof and the Company is not in violation of such charter or bylaws.

     3.04 QUALIFICATION. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the Business as now conducted or the character of the property owned or leased by it makes such qualification necessary, which jurisdictions are listed on Schedule 3.04. The Company has all requisite corporate power and authority to own its properties and assets and to carry on its Business as it currently conducts.


                            Exhibit A -- Page 6

     3.05 CONSENTS; ABSENCE OF CONFLICTS. Neither the execution and delivery of this Agreement or the other Transaction Documents by the Shareholder nor the consummation of the transactions contemplated hereby and thereby will (a) violate or breach the terms of, cause a default under, conflict with, cancel, require any notice or consent or give rise to any preferential purchase or similar right under (i) any applicable Law, (ii) the Company's charter or bylaws or (iii) any contract to which the Company is a party or by which it, or any of its properties, is bound; (b) result in the creation or imposition of any Lien on any of the Shares or the Assets; (c) result in the cancellation, forfeiture, revocation, suspension or modification of any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority that adversely affects such entity; or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this Section 3.05.

     3.06  CAPITALIZATION OF THE COMPANY; TRANSFER OF SHARES.

           (a) The authorized capital stock of the Company consists of 10,000 shares of Common Stock, par value $1.00 per share, of which 1000 shares are issued and outstanding. All of the issued and outstanding shares of Common Stock of the Company have been duly authorized, are validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights of any Person. All of the shares of Common Stock of the Company are held beneficially and of record by the Shareholder, and will be free and clear of all Liens at or before the Closing.

           (b) There are no Contracts (including, without limitation, options, warrants, calls and preemptive rights) obligating the Shareholder or the Company (i) to issue, sell, pledge, dispose of or encumber any shares of any class of capital stock of the Company, or any securities convertible, exercisable or exchangeable into any class of capital stock of the Company,
(ii) to redeem, purchase or acquire in any manner any class of capital stock of the Company or any securities that are convertible, exercisable or exchangeable into any shares of any class of capital stock of the Company or
(iii) to make any dividend or distribution of any kind with respect to the capital stock of the Company.

           (c) There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights affecting the capital stock of the Company. There are no voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting of the Common Stock of the Company.

           (d) Upon delivery of the certificates or other documentation reasonably acceptable to Buyer evidencing the Shares, together with any other documents reasonably requested by Buyer, the Shareholder at Closing will transfer valid title thereto to Buyer, free of any Lien.


                            Exhibit A -- Page 7

     3.07 EQUITY INVESTMENTS AND AFFILIATES. The Company does not own, directly or indirectly, any equity interest, or any security convertible, exercisable or exchangeable into any equity interest, in any Person other than the Buyer. The Company is not a party to, or bound by, any Contract that would require Buyer to make a capital contribution to any Person. Fortesa acts as a fiduciary holder of certain senior debt and equity of the Buyer, which securities shall be eliminated or placed in the Treasury of Buyer upon closing.

     3.08 ABSENCE OF CHANGES. Except as set forth on Schedule 3.08, since June 30 1998:

           (a)  there has not been any Material Adverse Effect on the Company;

           (b) there has been no declaration or payment of any dividend on, or any other distribution with respect to, the securities of the Company;

           (c) there has been no borrowing of funds or agreement to borrow funds by the Company;

           (d) the Company has not entered into any employment, consulting, severance or indemnification agreement with any of its employees;

           (e) there has been no payment by the Company to any director, officer, shareholder, partner or employee, or any Affiliate of the foregoing (whether as a loan or otherwise) except regular compensation and usual benefits payments consistent with past practices;

           (f) the Company has not entered into any Contract with any director, officer, shareholder or employee or any Affiliate of the foregoing;

           (g) there has been no purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any Assets of the Company;

           (h) there has not been any contingent liability incurred by the Company as a guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to or waiver of any material right of the Company;

           (i) there has not been any Lien placed on any of the Assets of the Company that remain in existence on the date hereof;

           (j) there is no lawsuit is pending or threatened against the Company; and

           (k)  there is no Contract to do any of the foregoing.


                            Exhibit A -- Page 8

     3.09 ASSETS. Schedule 3.09 lists all Assets owned by the Company (the "Scheduled Assets"). The Scheduled Assets are not encumbered by any Lien. All material licenses, permits, authorizations, and approvals required by any Governmental Authority having jurisdiction over the Scheduled Assets, have been issued for the Company's use of each of the Scheduled Assets and all such certificates, licenses, permits, authorizations and approvals have been paid for and are in full force and effect. The Shareholder and the Company have received no notice of any pending or threatened condemnation, eminent domain or similar proceeding or special assessment affecting any of the Scheduled Assets, nor has the Shareholder or the Company received notification that any such proceeding or assessment is contemplated.

     3.10 PERMITS. Schedule 3.10 lists all permits, licenses, certificates, authorizations and approvals granted by any Governmental Authority (each, a "Permit") and used or held by the Company in connection with the ownership and operation of the Business (the "Scheduled Permits"). The Scheduled Permits constitute all Permits necessary for the continued ownership, use and operation of the Business of the Company. The Scheduled Permits are valid and in full force and effect and no Scheduled Permit is in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Scheduled Permits. All fees and other payments due and owing in connection with the Scheduled Permits have been paid in full and in a timely manner so as to prevent any lapse or revocation thereof.

     3.11 CONTRACTS. Schedule 3.11 identifies each of the Contracts to which the Company is a party or by which it or its properties are bound (each, a "Material Contract"). True and complete copies (including all amendments) of each Material Contract have been made available to Buyer.
With respect to each Material Contract: (i) the Material Contract is the legal, valid obligation of the Company and any other Person that is a party thereto, binding and enforceable against the Company and any other Person that is a party thereto, in accordance with its terms, subject to Creditors' Rights; (ii) the Material Contract has not been terminated, and neither the Company nor any other Person is in material breach or default thereunder, nor has any event occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to the Company or acceleration thereunder; and (iii) no party has asserted nor has (except by operation of law) any right to offset, discount or otherwise abate any amount owing under the Material Contract except as expressly set forth in such Material Contract.

     3.12 BROKERS' FEES. Neither the Company nor the Shareholders has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer (including the Company after the Closing) could become liable or obligated other than those listed on Schedule 3.12.


                            Exhibit A -- Page 9

     3.13 FINANCIAL STATEMENTS. The Company has delivered to Buyer true and complete copies of the following un-audited financial statements (collectively, the "Financial Statements"): the balance sheet of the Company as of December 31, 1998, and the related statements of income, cash flow and retained earnings for the fiscal years then ended (including the notes thereto). Except as disclosed in the Financial Statements, the Company has no liabilities or obligations (whether accrued, absolute, contingent or otherwise). The Financial Statements present fairly the financial position of the Company and the results of its operations and changes in cash flow as of the dates and for the periods indicated therein and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. As of the date of this Agreement, the Company has no Debt other than as listed in Schedule 3.08(c).

     3.14 LEGAL COMPLIANCE. Except as otherwise disclosed in Schedule 3.14, the Company is in compliance in all material respects with all applicable Law.

     3.15  TAXES.

           (a) Except as set forth in Schedule 3.15(a), (i) all returns (including, without limitation, income, franchise, corporation, capital gains, VAT, sales and use, unemployment compensation, excise, severance, property, gross receipts, profits, payroll and withholding tax returns and information returns) and reports (all such returns and reports herein referred to collectively as the "Tax Returns" or singularly as a "Tax Return") of or relating to any foreign, federal, state or local tax, assessment, impost, duty, levy or charge of any nature whatsoever (all, together with any penalties, additions to tax, fines and interest thereon, or related thereto, herein referred to collectively as "Taxes" or singularly as a "Tax") which are required to be filed on or before the Closing Date by or with respect to the Company have been or will be duly and timely filed or the filing due date thereof has been or will be timely extended, (ii) all Tax Items required to be included in each such Tax Return have been so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which are or have become due with respect to the period covered by each such Tax Return have been paid or accrued, and (iv) all withholding Tax and Tax deposit requirements imposed on or with respect to the Company or its employees for any and all periods or portions thereof ending on or prior to the Closing Date have been or will be paid or accrued by the Company.

           (b) There is no claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened with respect to any Tax Return of or with respect to the Company, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Schedule 3.15(b). None of the property of the Company is subject to any Lien for any Tax except Liens for current Taxes not yet due.

           (c) None of the Tax Returns of or with respect to the Company for which the statute of limitations is open are currently under audit by the applicable governmental or jurisdictional authority, nor have the Shareholders received written notice by any such governmental or jurisdictional authority of any intent to audit such Tax Returns.


                            Exhibit A -- Page 10

           (d) Except as set forth in Schedule 3.15(d), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.

           (e) Schedule 3.15(e) contains a list of all countries, states and jurisdictions to which any Tax may be payable by the Company.

     3.16  EMPLOYEES; EMPLOYEE RELATIONS.

           Schedule 3.16(a) identifies for the Company the following:

           (i) the name and current weekly salary (or rate of pay) of each of its employees now payable to each of its salaried employees;

           (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation (including, without limitation, normal bonus, profit-sharing, pension benefits and other compensation) payable to each such person;

           (iii) the name of each director and officer of such entity (including the title of any officer).

     3.17   EMPLOYEE BENEFIT MATTERS.

           (a) The Company is not a party to any agreement, nor has the Company established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

           (b) The Company has furnished to Buyer true, correct and complete copies of the form of each employment agreement to which the Company is a party and a list of each employee who is a party to each such form of agreement that includes the compensation level of such employee pursuant to such agreement and the termination date of such agreement.

     3.18 BOOKS AND RECORDS. All books and records relating to the ownership and operation of the Business and of the Company are located at the premises of the Business to which such books and records primarily relate, have been maintained substantially in accordance with applicable Law, comprise all of the books and records relating to the ownership of the Company and the operation of the Business.

     3.19 CERTAIN PAYMENTS. Neither the Company nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company has made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee, violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or made any illegal bribe, rebate, payoff, influence payment, kickback or other unlawful payment.


                            Exhibit A -- Page 11

                                    ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Shareholder as follows:

     4.01 ORGANIZATION. Buyer is a corporation duly organized under the laws of the State of Delaware and is validly existing and in good standing under the laws of such jurisdiction. Buyer is registered to do business in the State of Texas.

     4.02 QUALIFICATION. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the Business as now conducted or the character of the property owned or leased by it makes such qualification necessary. Buyer has all requisite corporate power and authority to own its properties and assets and to carry on the Business as it currently conducts.

     4.03 AUTHORITY AND VALIDITY OF AGREEMENT. Upon approval of the Buyer's stockholders of an increase in the authorized number of shares of Common Stock and reservation of such shares by the Buyer's Directors of a sufficient number to convert the Preferred Shares and the Earned Shares into shares of Common Stock. Buyer will have all requisite corporate power and authority to enter into, execute and deliver this Agreement and any other Transaction Documents to which such entity is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the performance of such entity's obligations contemplated hereby and thereby have been duly and validly approved by all corporate action, if any, necessary on behalf of such entity. This Agreement and each of the Transaction Documents to which Buyer is a party constitutes the legal, valid and binding obligations of such entity, enforceable against it in accordance with their terms, subject to Creditors' Rights. All other documents required hereunder to be executed and delivered by Buyer at the Closing have been duly authorized, executed and delivered by such entity and constitute the legal, valid and binding obligations of such entity, enforceable against it in accordance with their terms, subject to the Creditors' Rights.


                                      ARTICLE V

                                ADDITIONAL AGREEMENTS

     5.01 SHAREHOLDER APPROVAL. Prior to the next stockholder meeting of Buyer, the Board of Directors of Buyer shall recommend to Buyer's stockholders that they approve an increase in the number of authorized shares of First Stock by a sufficient number to permit the conversion of the Preferred Shares and the Earned Shares to Common Stock and shall thereafter use its reasonable best efforts to effect such increase.


                            Exhibit A -- Page 12

                                      ARTICLE VI

                                   INDEMNIFICATION

     6.01  BY SHAREHOLDER.  Subject to the terms and conditions of this
Article VI, the Shareholder hereby agrees to indemnify, defend and hold harmless Buyer and their respective directors, officers, employees, consultants, Affiliates and controlling persons (hereinafter, including the Company after the Closing, collectively, the "Buyer Indemnified Parties"), but only to the extent of the value of the Assets (which indemnity shall be payable in First Seismic Series A Preferred Stock or in First Seismic Common Stock at the option of the Shareholder) from and against all Claims (as defined below) asserted against, imposed upon or incurred by Buyer or any Buyer Indemnified Party, directly or indirectly, by reason of, arising out of, or resulting from (a) the inaccuracy or breach of any representation or warranty of the Shareholder contained in or made pursuant to this Agreement; and (b) the breach of any covenant or agreement of the Shareholders contained in or made pursuant to this Agreement. As used in this Article VI, the term "Claim" shall include (i) all debts, liabilities and obligations; (ii) all losses, damages, reasonable costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter) penalties, court costs and reasonable legal, accounting, consultant and/or engineering fees and expenses; and (iii) all demands, Claims, actions, costs of investigation, causes of action, proceedings, arbitrations, judgments, settlements and assessments, whether or not ultimately determined to be valid.

     6.02 BY BUYER. Subject to the terms and conditions of this Article VI, Buyer hereby agrees to indemnify, defend and hold harmless the Shareholder from and against all Claims (as defined below) asserted against, imposed upon or incurred by the Shareholder Indemnified Party by reason of, arising out of, or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement; and (b) the breach of any covenant or agreement of Buyer contained in or made pursuant to this Agreement.

     6.03 DEFENSE OF THIRD PARTY CLAIMS. The obligation of the Shareholder to indemnify the Buyer under this Article VI with respect to Claims under
Section 6.01 and the obligation of Buyer to indemnify the Shareholder under this Article VI with respect to Claims under Section 6.02 relating to or arising from third parties (a "Third Party Claim") shall be subject to the terms and conditions set forth below. As used in this Section 6.03, Buyer and Shareholder are each referred to as an "Indemnified Party."

           (a) NOTICE AND DEFENSE. The Indemnified Party will give the party obligated to indemnify the Indemnified Party under this Article VI (referred to in this Section as the "Indemnifying Party") prompt written notice of any such Third Party Claim, and the Indemnifying Party may undertake the defense thereof by representatives chosen by the Indemnifying Party upon written notice to the Indemnified Party provided within 20 days of receiving notice of such Third Party Claim (or sooner if the nature of the Third Party Claim so requires and an extension cannot be obtained with minimal expense or cost). Failure of the Indemnified Party to give such notice shall not affect the indemnification obligations under this Article VI, except to the extent the Indemnifying Party's defense of a Third Party Claim is materially prejudiced thereby. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by the Indemnifying Party and in the possession or under the control of the Indemnified Party for the use


                            Exhibit A -- Page 13
of the Indemnifying Party and its representatives in defending any such claim, and shall in other respects give reasonable cooperation in such defense. If notice or consent is required to be given or obtained under this Section 6.03 to or from the Shareholder, then notice will be sent to or consent will be requested from the Shareholder at the address for the Shareholder set forth on the signature page; if notice or consent is required to be given or obtained under this Section 6.03 to or from Buyer, then notice will be sent to or consent will be requested from Buyer at the address for Buyer set forth on the signature page.

           (b) FAILURE TO DEFEND. If the Indemnifying Party, within 20 days after notice of any such Third Party Claim (or sooner if the nature of any Third Party Claim so requires), fails to undertake the defense of such Third Party Claim actively and in good faith, then the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Third Party Claim, or consent to the entry of a judgment with respect thereto.

           (c) INDEMNIFIED PARTY'S RIGHTS. Anything in this Article VI to the contrary notwithstanding, (i) if there is a reasonable probability that the Third Party Claim may materially adversely affect the Indemnified Party other than as a result of money damages and such Third Party Claim is reasonably likely to result in money payments in an aggregate amount of less than $2,500, the Indemnified Party shall have the right to defend, compromise or settle such Third Party Claim (provided that the Indemnified Party shall not settle such Third Party Claim or consent to any judgment without first obtaining the written consent of the Indemnifying Party, which shall not be unreasonably withheld), and (ii) the Indemnifying Party shall not without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Third Party Claim.


                                     ARTICLE VII

                                    MISCELLANEOUS

     7.01 AMENDMENT. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto. The waiver by any party hereto of any condition or of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach.

     7.02 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement (including the Schedules, Annexes and Exhibits hereto) constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the Transaction Documents delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder.


                            Exhibit A -- Page 14

     7.03 ASSIGNMENT. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by any party hereto without the consent of the other parties hereto.

     7.04 NOTICES. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement shall be in writing and (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the appropriate party at the following addresses:

           if to the Shareholder:

           BEALL LIVING TRUST
           c/o Beth F. Beall, Trustee
           9376 Briar Forest Drive
           Houston, Texas 77063
           fax: (713) 785-9239

           If to the Buyer:

           FIRST SEISMIC Corporation
           2470 Gray Falls, Suite 190
           Houston, Texas 77077
           attn: the Board of Directors
           fax:  (281) 598-8887

or to such other address as the parties set forth above shall have furnished to the other parties set forth above by notice given in accordance with this
Section 7.04. Such notices shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

     7.05 EXPENSES. The party incurring such expenses shall pay all costs and expenses incurred by the Shareholders or by Buyer in connection with this Agreement and the transactions contemplated hereby.

     7.06 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNITIES. All representations and warranties contained herein or pursuant to this Agreement shall survive the Closing.

     7.07 GOVERNING LAW. THE CONSTRUCTION, INTERPRETATION, AND VALIDITY OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAW OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.


                            Exhibit A -- Page 15

     7.08 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term, provision, covenant or restriction is invalid, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     7.09 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     7.10 HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

     7.11 FORUM. BUYER AND THE SHAREHOLDER, FOR THEMSELVES, THEIR SUCCESSORS AND ASSIGNS, HEREBY (A) IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS LOCATED IN TEXAS AND AGREE AND CONSENT THAT SERVICE OF PROCESS MAY BE MADE UPON ANY OF THEM IN ANY LEGAL PROCEEDING ARISING EXCLUSIVELY OUT OF OR IN CONNECTION WITH THIS AGREEMENT BY SERVICE OF PROCESS AS PROVIDED BY TEXAS LAW, (B) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING EXCLUSIVELY OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS LOCATED IN TEXAS, (C) FOR SUCH PURPOSES IRREVOCABLY WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (D) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS WITH RESPECT TO ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH LITIGATION BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO SUCH PARTY AND ITS COUNSEL AT THEIR ADDRESSES SET FORTH HEREIN, AND (E) IRREVOCABLY AGREES THAT ANY LEGAL PROCEEDING AGAINST THE COMPANY, BUYER OR THE SHAREHOLDER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS OBLIGATIONS HEREUNDER SHALL, BE BROUGHT IN THE COURTS OF TEXAS.


                            Exhibit A -- Page 16

     7.12 FURTHER ASSURANCES. Buyer and the Shareholder each agree that they will, upon request of the other at any time after the Closing Date and without further consideration, execute and deliver such other documents and instruments and take such other action as may reasonably be requested to carry out more effectively the purpose and intent of this Agreement.

     IN WITNESS WHEREOF, Buyer and the Shareholder have each executed or caused this Agreement to be executed on its behalf by its officer, thereunto duly authorized, as applicable, all as of the date first above written.


                                      FIRST SEISMIC CORPORATION

ATTEST:
                                      /s/ Rogers E. Beall
                                      ------------------------------
                                      By  Rogers E. Beall, Chairman

/s/ Walter H. Walne
-------------------------------
Walter H. Walne, III, Secretary
                                      BEALL LIVING TRUST:


                                      /s/ Beth F. Beall
                                      ------------------------------
                                      Beth F. Beall, Trustee


                            Exhibit A -- Page 17

                                     EXHIBIT A

                                   DEFINED TERMS

     "Affiliate" means with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. With respect to any natural person, the term "Affiliate" shall also mean (1) the spouse and children (including those by adoption) of such Person; and any trust whose primary beneficiary is such Person, such Person's spouse and/or one or more members of such Person's lineal descendants, (2) the legal representative or guardian of such Person or of any such immediate family member in the event such Person or any such immediate family member becomes mentally incompetent and (3) any Person controlled by or under the common control with any one or more of such Person and the Persons described in clauses (1) or (2) preceding.

     "Assets" means those assets owned by the Company specified on schedule
3.09.

     "Business" means the business and operations as are currently being performed by the Company.

     "Claim" means any and all claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits and administrative orders.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contract" means any contract, agreement, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

     "control" (including the terms "controlled," "controlled by" and "under common control with") shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

     "Debt" means, without duplication, (i) all indebtedness of the Company for borrowed money, (ii) all obligations of the Company evidenced by bonds, notes, debentures or other similar instruments, (iii) all obligations of the Company as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (iv) all Debt of the type described in clauses (i) through (iii) above secured by any Lien on property of the Company.

     "Governmental Authority" means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.


                            Exhibit A -- Page 18

     "Law" means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under Environmental Laws) of any Governmental Authority.

     "Lien" means any lien, pledge, condemnation award, claim, restriction, charge, preferential purchase right, security interest, mortgage or encumbrance of any nature whatsoever.

     "Material Adverse Effect" means, in relation to any Person, any material and adverse effect on the assets, liabilities, financial condition, business, operations, affairs or prospects, taken as a whole, of the Person referred to.

     "Ordinary Course of Business" means, when used in reference to any Person, the ordinary course of business consistent with past customs and practices of such Person.

     "Person" means any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government.

     "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

     "Tax Item" means all items of income, gain, loss, deduction and credit and other tax items.

     "Third-Party Claim" means a third-party claim asserted against an Indemnified Party by a Person.

     "Transaction Documents" means this Agreement and all agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement.


                                   SCHEDULE 3.08(c)

$75,000 was borrowed in the quarter ending March 31, 1999 by the Company from Shareholder for the purpose of Company providing operating financing to Buyer via the `forward sale' by Buyer to Company of certain license rights ("Forward Sale Debt"), 100% of the principal of which is outstanding as of Closing. Shareholder has the right to convert $50,000 of the principal of the Forward Sale Debt into payment for warrants exercised by Shareholder under the terms of the 6% Note Purchase Agreement between Shareholder and Buyer dated as of even date herewith.



                            Exhibit A -- Page 19

                            SCHEDULE 3.09 -- ASSETS

SENEGAL PROPERTY: Fortesa has an interest in the THIES Onshore Block of the Republic of Senegal, as defined in the 28th of December 1998 Offer to the FIRST SEISMIC 6% Noteholders. This interest is a 1/8 carried interest, with a 1/8 back-in at cash payout with BENTON Oil & Gas, and partnered with Petrosen. In addition, Fortesa has a 2% NPI with Benton in the shallow water offshore blocks, to the extent that Benton earns a profit in their concessions in the shallow water areas.

EAST TEXAS PROPERTY: Fortesa has acreage in the Gallatin prospect in Cherokee County.


                                SCHEDULE 3.16

(i) Hayne Blakely, President; $7,500 per month cash compensation, plus other compensation in the form of benefits, profit-sharing, and stock rights.

(ii)   None.

(iii)  Rogers E. Beall             CEO, and Director

       Walter H. Walne, III        Secretary

       Hayne Blakely               President


                            Exhibit A -- Page 20